Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Research Solutions, Inc. on Form S-8 (File Nos. 333-169823 and 333-185059) of our report dated September 30, 2013, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2013 and 2012 and for the years then ended which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission on September 30, 2013.

/s/ Weinberg & Company, P.A.

September 30, 2013
Los Angeles, California